Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Second Quarter 2023 Results and Stock Price
LAKELAND, Fla., Aug. 1, 2023 Publix’s sales for the three months ended July 1, 2023 were $14.1 billion, an 8.9% increase from $12.9 billion in 2022. Comparable store sales for the three months ended July 1, 2023 increased 6.2%.
Net earnings for the three months ended July 1, 2023 were $1.1 billion, compared to $628 million in 2022, an increase of 74.7%. Earnings per share for the three months ended July 1, 2023 increased to $0.33 per share, up from $0.18 per share in 2022. Excluding the impact of net unrealized gains on equity securities in 2023 and net unrealized losses on equity securities in 2022, net earnings for the three months ended July 1, 2023 would have been $1 billion, compared to $896 million in 2022, an increase of 16.3%. Earnings per share would have been $0.31 per share, compared to $0.26 per share in 2022.
Publix’s sales for the six months ended July 1, 2023 were $28.4 billion, an 8.6% increase from $26.2 billion in 2022. Comparable store sales for the six months ended July 1, 2023 increased 6.3%.
Net earnings for the six months ended July 1, 2023 were $2.3 billion, compared to $1.2 billion in 2022, an increase of 87.6%. Earnings per share for the six months ended July 1, 2023 increased to $0.70 per share, up from $0.37 per share in 2022. Excluding the impact of net unrealized gains on equity securities in 2023 and net unrealized losses on equity securities in 2022, net earnings for the six months ended July 1, 2023 would have been $2.1 billion, compared to $1.9 billion in 2022, an increase of 7.8%. Earnings per share would have been $0.63 per share, compared to $0.57 per share in 2022.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective Aug. 1, 2023, Publix’s stock price decreased from $14.97 per share to $14.75 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“As we enter the last half of the year, our associates remain focused on operational excellence and providing premier customer service,” said Publix CEO Todd Jones. “I’m so thankful to serve with them in making shopping at Publix a pleasure.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three and six months ended July 1, 2023 and June 25, 2022 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended July 1, 2023 and June 25, 2022:

	Three Months Ended
	July 1, 2023	June 25, 2022
	(Amounts are in millions, except per share amounts)
Net earnings	$1,097	628
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of period	(123)	358
Net gain on sale of equity securities previously recognized through fair value adjustment	48	—
Income tax expense (benefit) (1)	20	(90)
Net earnings excluding impact of fair value adjustment	$1,042	896
Weighted average shares outstanding	3,332	3,401
Earnings per share excluding impact of fair value adjustment	$0.31	0.26

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the six months ended July 1, 2023 and June 25, 2022:

	Six Months Ended
	July 1, 2023	June 25, 2022
	(Amounts are in millions, except per share amounts)
Net earnings	$2,338	1,246
Fair value adjustment, due to net unrealized (gain) loss, on equity securities held at end of period	(369)	939
Net gain on sale of equity securities previously recognized through fair value adjustment	48	—
Income tax expense (benefit) (1)	82	(238)
Net earnings excluding impact of fair value adjustment	$2,099	1,947
Weighted average shares outstanding	3,330	3,409
Earnings per share excluding impact of fair value adjustment	$0.63	0.57
(1) Income tax expense (benefit) is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 250,000 associates, currently operates 1,346 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 26 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###